Exhibit 10.24

LONG TERM AGREEMENT

This Long-Term Agreement (this “LTA”) is made and entered into as of the 20th day of February 2020 by and between ARRIVAL Elements B.V., a company incorporated and registered in the Netherlands with company number 75360047 whose registered office is at Strawinskylaan 3127, Atrium Building, 8th floor, Zuidas Amsterdam 1077ZX, Netherlands (“ARRIVAL”); and LG Chem, Ltd. (“LG CHEM”) a company incorporated under the laws of the Republic of Korea (“Korea”) with company number 107-81-98139 and having its registered address at 128 Yeouidae-ro, Yeongdeungpo-gu, Seoul, 07336, Korea. ARRIVAL and LG CHEM are hereinafter referred to collectively as “parties” or severally as “party”.

WITNESSETH:

Pursuant to the Product Manufacture and Supply Agreement dated 20th of Feb. 2020 (the “Agreement”), this LTA acknowledges that the parties have mutual understanding and intentions with respect to volumes and prices of the Products (as defined below) and have mutually agreed to the following:

1.	Product

The products to be supplied by LG CHEM and purchased by ARRIVAL from LG CHEM are lithium-ion cells, the specifications of which are provided in the Agreement (“Products”).

2.	Volume and Penalty

1)

Based on the annual quantity shown below in Article 2 (2), the monthly volume shall be mutually decided between the parties. In the event LG CHEM fails to supply the monthly volume agreed by the parties, LG CHEM shall use its best efforts to deliver the quantity it failed to deliver in the following quarter by using all means available.

2)

LG CHEM shall sell and ARRIVAL shall purchase Products in accordance with the following table based on agreed prices but the parties agree that solely the volume for calendar year 2020 is binding. A flexibility of +/- 15 % shall be permitted for the quantity below. The quantity in the following table is legally non-binding except 2020. In the event ARRIVAL fails to purchase Products in the quantity set forth herein for 2020 (volume shortfall), then a penalty shall apply in accordance with Article 2 (3) below. For the avoidance of doubt, there shall be no financial penalty applicable for 2021 and 2022.

Model / Year	2020	2021	2022	Total
[*][1]	[*]	[*]	[*]	[*]

[1]

Certain portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. This information is not material and would likely cause competitive harm to the registrant if publicly disclosed. “[*]” indicates that information has been redacted.

3)	Penalty

(A)	In the event ARRIVAL fails to purchase 85% of the annual volume in 2020, ARRIVAL shall pay the penalty amount calculated as follows:

[*]

(B)	Payment of such penalty shall be made before the end of the first quarter of 2021.

(C)

Strictly for the purpose of calculating the penalty amount under this Article 2 (3) only, the quantity of Product a party fails to purchase or supply due to a Force Majeure event shall be deemed purchased or supplied. Force Majeure means circumstances beyond that party’s reasonable control, including but not limited to, prohibition of exportation, suspension of issuance of export license or other government restriction, act of God, war, blockade, revolution, insurrection, mobilization, strike, lockout or any labor dispute, civil commotion, riot, plague or other epidemic, fire, typhoon, flood.

4)	Purchase Order

Starting from January 2020 and as soon as pricing has been aligned for 2020, a purchase order for the total annual purchase volume for the following year shall be issued by ARRIVAL before the end of October of every calendar year.

3.	Price

1)	The parties agree that the price of the Products in 2020 calendar year is determined in accordance with Appendix A.

2)

Both parties agree to have a price negotiation 3 months in advance for 2021 and 2022 calendar year. Negotiations for the price to be applied for year 2021 shall start in October of year 2020. Negotiations for the price to be applied for year 2022 shall start in October of year 2021.

3)

Both parties understand that market conditions including exchange rate, raw material cost, supply trend, purchasing quantity of former year and other aspects may affect cost and price of products to ARRIVAL. Both parties may re-discuss pricing from a mutually beneficial standpoint in good faith.

4.	Other Provisions

1)	This LTA shall commence on the date of its execution and shall continue in full force and effect until [*] unless terminated earlier in accordance with Article 4 (2) below.

2)	Articles 17(Confidentiality), 19 (Termination), 21 (Limitation of Liability), and 32 (Governing Law and Jurisdiction) of the Agreement shall apply mutatis mutandis to this LTA.

3)	This LTA may only be amended or superseded by writing signed by each party.

Appendix A. 2020 Purchase Order Detail

2020	Purchase No / Quantity	Price(Euro/Cell)
[*]	[*]	[*]
	[*]	[*]

LG Chem, Ltd.

Sign:	/s/ Wonjoon Suh
Name:	Wonjoon Suh
Title:	IT & New Application Division Leader / LG Chem

ARRIVAL ELEMENTS B.V.		ARRIVAL ELEMENTS B.V.

Sign:	/s/ G.J. van Spall	Sign:	/s/ F.J. Bergsma
Name:	Vistra BV	Name:	Vistra BV
Title:	Proxy Holder A	Title:	Proxy Holder B

ARRIVAL ELEMENTS B.V.

Sign:	/s/ Csaba Horvath
Name:	Csaba Horvath
Title:	Director